Exhibit 4.55
DATED 3 NOVEMBER 2009
CHINA UNICOM (HONG KONG) LIMITED
and
SK TELECOM CO., LTD.

SHARE REPURCHASE AGREEMENT

This Agreement is made on 3 November 2009
Between:
(1)	CHINA UNICOM (HONG KONG) LIMITED, a company incorporated in Hong Kong with limited liability, whose registered address is at 75th Floor, The Center, 99 Queen’s Road Central, Hong Kong (Unicom); and
(2)	SK TELECOM CO., LTD., a company incorporated in the Republic of Korea with limited liability, whose registered office is at SK T-Tower, 11, Euljiro 2-ga, Jung-gu, Seoul, 100-999, Korea (SKT).
Whereas:
(A) Unicom is a company incorporated in Hong Kong whose Shares are listed on the Main Board of the Stock Exchange. As at the date of this Agreement, the issued share capital of Unicom is HK$2,446,183,758.60, divided into 24,461,837,586 Shares.
(B) SKT is the registered and beneficial owner of the Repurchase Shares.
(C) SKT has agreed to sell, and Unicom has agreed to purchase, the Repurchase Shares on and subject to the terms and conditions of this Agreement.
It is agreed as follows:

1.	Definitions and Interpretation
1.1  In this Agreement, the following words and expressions shall have the following meanings:
Business Day means a day other than a Saturday, Sunday or public holiday in Hong Kong, Beijing or Seoul;
Companies Ordinance means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);
Completion means completion of the Share Repurchase in accordance with the terms and conditions of this Agreement;
Completion Date means the date on which Completion takes place, being the third Business Day following the date of this Agreement (or such other date as the Parties may agree in writing);
Conditions means the conditions to Completion set out in Clause 4.1;
Consideration has the meaning set out in Clause 3.1;
EGM means the extraordinary general meeting of Unicom held for the purposes of considering and, if thought fit, approving the Share Repurchase and this Agreement;
Encumbrance means any interest of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or encumbrance of any kind, or any agreement to create any of the above;

Executive means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;
HK$ means Hong Kong dollars, the lawful currency of Hong Kong;
Hong Kong means the Hong Kong Special Administrative Region of the PRC;
Independent Shareholders means shareholders of Unicom, other than SKT and persons who are not entitled to vote at the EGM under the Repurchase Code, the Listing Rules and/or applicable laws;
Initial Stamp Duty Amount has the meaning set out in Clause 11.4;
Listing Rules means the Rules Governing the Listing of Securities on the Stock Exchange;
Parties means Unicom and SKT and Party means either of them;
PRC means the People’s Republic of China;
Repurchase Code means the Hong Kong Code on Share Repurchases;
Repurchase Shares means 899,745,075 Shares legally and beneficially owned by SKT, representing approximately 3.68% of the issued share capital of Unicom as at the date of this Agreement;
SFC means the Securities and Futures Commission of Hong Kong;
SFC Fee has the meaning set out in Clause 11.2;
Share Repurchase means the purchase by Unicom of the Repurchase Shares from SKT by means of an off-market share repurchase on the terms and conditions of this Agreement;
Shares means ordinary shares of par value HK$0.10 each in the capital of Unicom;
SKT Warranties has the meaning set out in Clause 7.1; and
Stamp Office means the Stamp Office of the Inland Revenue Department of Hong Kong;
Stock Exchange means The Stock Exchange of Hong Kong Limited;
Surviving Provisions means Clauses 1, 8, 9, 10.3, 10.4, 10.5, 10.6, 10.7, 11.1, 11.2, 11.5, 12 and 13;
Transaction Documents means this Agreement and each of the other documents to be executed by the Parties at or before Completion to give effect to the Share Repurchase;
Unicom A Share Company means China United Network Communications Limited, a company incorporated in the PRC with limited liability, whose shares are listed on the Shanghai Stock Exchange;
Unicom Board means the board of directors of Unicom; and
Unicom Warranties has the meaning set out in Clause 6.1.

1.2  In this Agreement, unless the context otherwise requires:
(a)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)	any phrase introduced by the term including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(c)	any express reference to an enactment (which includes any legislation in any jurisdiction) shall include references to that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement (except to the extent that it increases or alters the liability of any party under this Agreement);

(d)	any reference to a Party shall include a reference to that Party’s successors and permitted assigns;

(e)	any reference to a person shall include, without limitation, any individual, firm, company, corporation or other body corporate, joint venture, association or partnership;

(f)	any reference to a subsidiary shall have the same meaning in this Agreement as defined in the Companies Ordinance; and

(g)	any reference to a Clause is a reference to a clause of this Agreement.

2.	Sale and Purchase
2.1  Upon and subject to the terms and conditions of this Agreement, SKT shall sell, and Unicom shall purchase, the Repurchase Shares with effect from Completion, free and clear of any Encumbrances and together with all rights attaching to them on or after Completion.

3.	Consideration
3.1  The consideration for the sale and purchase of the Repurchase Shares shall be HK$9,991,669,057.87 (the Consideration), being HK$11.105 for each Repurchase Share.
3.2  Unicom shall pay the Consideration on Completion in accordance with Clause 5.3(b).

4.	Conditions to Completion
4.1  Completion shall be conditional on the satisfaction of the following Conditions:
(a)	the Executive having granted, and not having withdrawn, its approval of the Share Repurchase under Rule 2 of the Repurchase Code and all the conditions (if any) of such approval having been satisfied;

(b)	the approval of the Share Repurchase and this Agreement by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM in accordance with the requirements of the Repurchase Code, the Listing Rules and the Companies Ordinance; and

(c)	the approval of the Share Repurchase by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules.
4.2  The Conditions cannot be waived by either Party.
4.3  Unicom confirms that all the Conditions have been satisfied as at the date of this Agreement.

5.	Completion
5.1  Completion shall take place at the offices of Unicom on the Completion Date at such time as the Parties may agree.
5.2  At Completion, SKT shall:
(a)	deliver or procure to be delivered to Unicom:
(i)	a copy (certified as a true copy by a director or the company secretary of SKT) of the resolutions of the board of directors of SKT authorising the execution of, and performance by, SKT of its obligations under the Transaction Documents to which it is a party;

(ii)	a certificate signed by a director of SKT confirming that all the SKT Warranties are true and accurate and not misleading as at the date of this Agreement and as at the Completion Date;

(iii)	the instrument(s) of transfer and sold note(s) in respect of the Repurchase Shares duly executed by SKT in favour of Unicom; and

(iv)	the share certificate(s) in respect of the Repurchase Shares issued in the name of SKT; and
(b)	procure its nominee on Unicom Board, Mr. Man Won Jung, to resign as a director of Unicom with effect from the Completion Date and to deliver an acknowledgement to Unicom that he does not have any claims whatsoever against Unicom for compensation for loss of office (whether contractual, statutory or otherwise), unfair dismissal, redundancy or otherwise, he has no disagreement with the Unicom Board and he is not aware of any matters in respect of his resignation that needs to be brought to the attention of the shareholders of Unicom.
5.3  At Completion, Unicom shall:
(a)	deliver or procure to be delivered to SKT:
(i)	a copy (certified as a true copy by a director or the company secretary of Unicom) of the resolutions of the Unicom Board authorising the execution of, and performance by, Unicom of its obligations under the Transaction Documents to which it is a party; and

(ii)	a certificate signed by a director of Unicom confirming that all the Unicom Warranties are true and accurate and not misleading as at the date of this Agreement and as at the Completion Date; and

(b)	give irrevocable payment instructions to its bank to pay the Consideration (less the SFC Fee and the Initial Stamp Duty Amount) in immediately available funds by electronic funds transfer in HK$ to a bank account designated by SKT in writing at least three Business Days prior to the Completion Date and shall deliver or procure to be delivered to SKT a copy of such irrevocable payment instructions.
5.4  Neither Party shall be obliged to complete the sale and purchase of any of the Repurchase Shares unless the sale and purchase of all of the Repurchase Shares is completed simultaneously.
5.5  If the provisions of Clauses 5.2 and 5.3 are not fully complied with by Unicom or SKT by or on the date set for Completion, SKT (in the case of non-compliance by Unicom) or Unicom (in the case of non-compliance by SKT) shall be entitled (in addition to and without prejudice to all other rights and remedies available to the terminating party, including the right to claim damages) by written notice to the other Party served on such date:
(a)	to elect to terminate this Agreement (other than the Surviving Provisions) without liability on the part of the terminating party, except in respect of any rights and liabilities which have accrued prior to termination or under any of the Surviving Provisions;

(b)	to effect Completion so far as practicable having regard to the defaults which have occurred; or

(c)	to fix a new date for Completion (not being more than five Business Days after the agreed date for Completion), in which case the foregoing provisions of this Clause 5 shall apply to Completion as so deferred.
5.6  Unicom shall arrange for the lodging of the instrument(s) of transfer and bought and sold notes in respect of the Repurchase Shares with the Stamp Office for stamping within the time prescribed by applicable law.
5.7  Upon completion of the stamping of the transfer of the Repurchase Shares referred to in Clause 5.6, Unicom shall cancel the Repurchase Shares and any rights attached thereto shall cease with effect from the Completion Date. By delivering the share certificate(s) in respect of the Repurchase Shares to Unicom on the Completion Date pursuant to Clause 5.2(a)(iv), SKT confirms that it irrevocably authorises Unicom to take all such actions as may be necessary or expedient for the cancellation of the Repurchase Shares and acknowledges that it shall cease to have any rights to, or interests in, the Repurchase Shares with effect from the Completion Date.
5.8  Notwithstanding anything herein to the contrary, if Completion does not take place on or before 5:00 p.m. (Hong Kong time) on 10 November 2009 (or such other time and date as the Parties may agree in writing), this Agreement (other than the Surviving Provisions) shall automatically terminate. In such event, neither Party shall have any claim of any nature under this Agreement against the other Party (except in respect of any rights and liabilities which have accrued prior to termination or under any of the Surviving Provisions).

6.	Unicom Warranties
6.1  Unicom warrants to SKT that each of the following statements (the Unicom Warranties) is at the date of this Agreement true and accurate and not misleading:

(a)	Unicom has the corporate power and authority to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Documents to which it is a party;
(b)	the execution, delivery and performance of the Transaction Documents to which Unicom is a party, and the consummation of the transactions contemplated thereby, have been duly authorised by the Unicom Board and no other corporate or shareholder action on the part of Unicom is necessary to authorise the execution, delivery and performance of the Transaction Documents to which Unicom is a party;
(c)	this Agreement has been duly executed and delivered by Unicom and Unicom’s obligations under each of the Transaction Documents to which it is a party constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations of Unicom enforceable in accordance with their respective terms;
(d)	the execution, delivery and performance by Unicom of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) will not breach any provision of its constitutional documents, (ii) will not contravene, conflict with or result in a breach of any law, rule or regulation applicable to it or (iii) will not result in a breach of any material agreement or arrangement to which it is a party or by which it is otherwise bound;
(e)	all necessary approvals or consents from third parties required by Unicom for the consummation of the transactions contemplated by each of the Transaction Documents to which it is a party have been or will be obtained prior to Completion; and
(f)	Unicom has sufficient distributable profits as required by Section 49B and the other relevant provisions of the Companies Ordinance to effect the Share Repurchase.
6.2  Immediately before the Completion Date, Unicom is deemed to warrant to SKT that each of the Unicom Warranties is true and accurate and not misleading by reference to the facts and circumstances existing as at Completion.
6.3  Each of the Unicom Warranties shall be separate and independent and shall not be limited by reference to any other Unicom Warranty.
6.4  Unicom shall notify SKT in writing as soon as practicable upon becoming aware of any fact or circumstance which constitutes or may constitute a breach of or is inconsistent with any of the Unicom Warranties or which may render any of the Unicom Warranties untrue, inaccurate or misleading.

7.	SKT Warranties
7.1  SKT warrants to Unicom that each of the following statements (the SKT Warranties) is at the date of this Agreement true and accurate and not misleading:
(a)	SKT is the sole legal and beneficial owner of, and has good and valid title to, the Repurchase Shares, free and clear of any Encumbrances;
(b)	SKT has the corporate power and authority to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, each of the Transaction Documents to which it is a party;

(c)	the execution, delivery and performance of the Transaction Documents to which SKT is a party, and the consummation of the transactions contemplated thereby, have been duly authorised by the directors of SKT and no other corporate or shareholder action on the part of SKT is necessary to authorise the execution, delivery and performance of the Transaction Documents to which SKT is a party;
(d)	this Agreement has been duly executed and delivered by SKT and SKT’s obligations under each of the Transaction Documents to which it is a party constitutes, or when the relevant document is executed will constitute, valid, legal and binding obligations of SKT enforceable in accordance with their respective terms;
(e)	the execution, delivery and performance by SKT of each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) will not breach any provision of its constitutional documents, (ii) will not contravene, conflict with or result in a breach of any law, rule or regulation applicable to it or (iii) will not result in a breach of any material agreement or arrangement to which it is a party or by which it is otherwise bound; and
(f)	all necessary approvals or consents from third parties required by SKT for the consummation of the transactions contemplated by each of the Transaction Documents to which it is a party have been or will be obtained prior to Completion.
7.2  Immediately before the Completion Date, SKT is deemed to warrant to Unicom that each of the SKT Warranties is true and accurate and not misleading by reference to the facts and circumstances existing as at Completion.
7.3  Each of the SKT Warranties shall be separate and independent and shall not be limited by reference to any other SKT Warranty.
7.4  SKT shall notify Unicom in writing as soon as practicable upon becoming aware of any fact or circumstance which constitutes or may constitute a breach of or is inconsistent with any of the SKT Warranties or which may render any of the SKT Warranties untrue, inaccurate or misleading.

8.	Announcements and Confidentiality
8.1  No public announcement or communication of any kind shall be made in respect of the subject matter of the Transaction Documents unless specifically agreed between the Parties or unless an announcement is required to be made pursuant to any applicable law, rule or regulation (including the Repurchase Code or by a rule of a stock exchange on which a Party’s shares are listed). To the extent permitted by applicable law, rule or regulation, any announcement or communication by either Party required to be made pursuant to the foregoing provisions shall be issued only after such prior consultation with the other Party as is reasonably practicable in the circumstances and taking into account the reasonable comments of the other Party.

8.2  Save as provided in Clause 8.1, neither Party shall make any announcement or release or disclose any information concerning any of the Transaction Documents or the transactions contemplated therein without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. The foregoing provisions of this Clause 8.2 shall not apply to any information concerning any of the Transaction Documents or the transactions contemplated therein where (a) such disclosure is required by law, any court or competent authority (including the SFC and the Stock Exchange) or by a rule of a stock exchange on which a Party’s shares are listed, (b) such information becomes publicly known other than through the fault of a Party or any of its directors, officers, employees or professional advisers, (c) such disclosure is made by a Party to its directors, officers or employees on a need to know basis, (d) such disclosure is made by a Party to its professional advisers who shall be under a duty of confidentiality in respect of the information disclosed to them or (e) such disclosure is required for the purpose of any judicial proceedings arising out of any of the Transaction Documents.

9.	Entire Agreement
9.1  This Agreement and the other Transaction Documents set out the entire agreement and understanding between the Parties in respect of the Share Repurchase. This Agreement supersedes all prior agreements, understandings or arrangements (whether oral or written) relating to the Share Repurchase. No Party has entered into this Agreement in reliance upon any statement, representation, warranty or undertaking made by or on behalf of any other party, other than those expressly set out in this Agreement or any other Transaction Document.
9.2  Nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

10.	General
10.1  All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).
10.2  At any time on or after Completion, each Party shall take all reasonable steps to execute such documents, and take such further action, as the other Party may reasonably require for the purpose of giving effect to the provisions of this Agreement.
10.3  No amendment of this Agreement (or any of the other Transaction Documents) shall be valid unless it is in writing and duly executed by or on behalf of the Parties.
10.4  If any provision of this Agreement is held to be invalid or unenforceable, it shall not invalidate any of the remaining provisions of this Agreement. The Parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.
10.5  The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.
10.6  Either Party’s rights and remedies contained in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

10.7  Neither Party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement without the prior written consent of the other Party.
10.8  This Agreement may be executed in any number of counterparts and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (pdf) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

11.	Costs and Stamp Duty
11.1  Subject to Clauses 11.2 and 11.3, each Party shall be responsible for its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and the other Transaction Documents to which it is a party.
11.2  The fee payable to the SFC pursuant to the Securities and Futures (Fees) Rules in connection with the Share Repurchase shall be borne as to one-half by Unicom and as to one-half by SKT. SKT hereby authorises Unicom to deduct from the Consideration payable to SKT on Completion an amount equal to HK$649,583.45 (the SFC Fee), being SKT’s half share of the fee payable to the SFC.
11.3  Any Hong Kong stamp duty (including interest and penalties) payable in respect of the sale and purchase of the Repurchase Shares shall be borne as to one-half by Unicom and as to one-half by SKT. SKT shall be responsible for the payment of any Korean taxes which may be payable in respect of the sale and purchase of the Repurchase Shares.
11.4  SKT hereby authorises Unicom to deduct from the Consideration payable to SKT on Completion an amount equal to HK$9,991,669.06 (the Initial Stamp Duty Amount), being SKT’s half share of the estimated amount of the Hong Kong stamp duty payable in respect of the sale and purchase of the Repurchase Shares. In the event SKT’s half share of the Hong Kong stamp duty payable in respect of the sale and purchase of the Repurchase Shares as finally adjudicated by the Stamp Office is (a) more than the Initial Stamp Duty Amount, SKT shall pay the amount of the excess stamp duty to Unicom by no later than five Business Days after being notified by Unicom of the amount of stamp duty payable that is finally adjudicated by the Stamp Office or (b) less than the Initial Stamp Duty Amount, Unicom shall pay the amount of the excess stamp duty to SKT by no later than five Business Days after the amount of the stamp duty payable is finally adjudicated by the Stamp Office.
11.5  Any payments required to be made pursuant to this Clause 11 shall be made in immediately available funds by electronic funds transfer in HK$ to a bank account designated by the Party receiving the payment.

12.	Notices
12.1  Any notice or other communication given, or to be given, pursuant to this Agreement shall be in writing, sent or delivered to the following address or facsimile number:

Unicom

Address:	75th Floor, The Center
99 Queen’s Road Central
Hong Kong

Fax:	+852 2121 3232

Attention:	Karry Chu

SKT

Address:	SK T-Tower
11, Euljiro 2-ga, Jung-gu
Seoul, 100-999
Korea

Fax:	+82 2 6100 7928

Attention:	Sangwoo Kim
or such other address or facsimile number as may be notified by a Party to the other Party.
12.2  Any notice or other communication given in connection with this Agreement shall be delivered by hand, fax, registered post or by courier using an internationally recognised courier company.
12.3  Unless there is evidence that it was received earlier, a notice is deemed given if (a) delivered personally, when left at the address referred to in Clause 12.1, (b) sent by registered post or courier, five Business Days after posting it or (c) sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine.

13.	Governing Law And Jurisdiction
13.1  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.
13.2  The Parties agree that the courts of Hong Kong shall have non-exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement and for such purposes irrevocably submits to the jurisdiction of the Hong Kong courts and waives any objection to the jurisdiction of those courts. Each Party irrevocably agrees that a judgment or order in connection with this Agreement of the Hong Kong courts is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
13.3  SKT shall at all times maintain an agent for service of process and any other documents in proceedings in Hong Kong or any other proceedings in connection with this Agreement. Such agent shall be Law Debenture Services (H.K.) Limited of Suite 3105, 31/F Alexandra House, 18 Chater Road, Central, Hong Kong and any claim form, judgment or other notice of legal process shall be sufficiently served on SKT if delivered to such agent at its address for the time being.

In witness whereof this Agreement has been duly executed on the date first above written.

SIGNED by Chang Xiaobing	)

For and on behalf of	)
CHINA UNICOM (HONG KONG) LIMITED	)	/s/ Chang Xiaobing

SIGNED by Man Won Jung	)
For and on behalf of	)
SK TELECOM CO., LTD.	)	/s/ Man Won Jung